               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Eagle Hardware & Garden, Inc. of our report dated February 27, 1998, included in the 1997 Annual Report to Shareholders of Eagle Hardware & Garden, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-50938) pertaining to the 1991 Stock Option Plan and the Directors' Nonqualified Stock Option Plan of Eagle Hardware & Garden, Inc. of our report dated February 27, 1998, with respect to the consolidated financial statements incorporated herein by reference in this Annual Report (Form 10-K) of Eagle Hardware & Garden, Inc.


April 2, 1998                                ERNST & YOUNG LLP
Seattle, Washington